UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 Or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 4, 2007

JMG Exploration, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-32438 (Commission File Number)	20-1373949 (IRS employer identification no.)
180 South Lake Ave. Seventh Floor Pasadena, CA	91101
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(626) 792-3842

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

     Entry into a Material Definitive Agreement.

On September 5, 2007 JMG Exploration, Inc., (“JMG” or the “Company”) signed a Share Exchange Agreement  with the shareholders of Newco Group Limited, a limited liability company organized under the laws of the British Virgin Islands (“Newco”), providing for the delivery to JMG of 100% of the outstanding stock of Newco in exchange for the delivery by JMG of JMG common stock representing 62.5% of JMG’s capital stock on a partially diluted basis after taking into account outstanding stock options but not outstanding warrants. After the share exchange, existing JMG shareholders will retain approximately a 37.5% equity interest in JMG on a partially diluted basis. JMG Exploration’s Board of Directors has approved the Share Exchange Agreement and is recommending shareholder approval of the transaction.

Newco currently owns approximately 14.5% of the outstanding ordinary shares of Iris Computers Ltd., a corporation organized under the laws of India and one of the leading distributors of IT products in India (“Iris”). Newco has an outstanding agreement with Iris and Iris shareholders to become a majority shareholder in Iris.

The closing of the share exchange contemplated by the Share Exchange Agreement  is conditioned upon the delivery of US GAAP audited financial statements for Iris for the years ended March 31, 2007, 2006 and 2005, and approval of the share exchange transaction by JMG shareholders. Upon receipt of the audited financials and subject to regulatory approval, a proxy statement is expected to be mailed to JMG’s shareholders in October 2007 relating to a special shareholder meeting to vote upon the share exchange transaction. The transaction is expected to close no later than December 31, 2007.

Within the next week, JMG expects to execute documents providing for a $3,000,000 loan by JMG to Newco to enable Newco to purchase additional shares in Iris representing approximately a 39% equity interest in Iris (excluding the 14.5% equity interest in Iris already owned by Newco).  As security for the loan, JMG expects to take a security interest in the ordinary shares of Iris purchased by Newco with the proceeds of the JMG loan. As further security for the loan, JMG expects to receive an irrevocable proxy from ESAPI Ltd., a company organized under the laws of the Commonwealth of the Bahamas (“ESAPI”), granting to JMG the right to vote the shares of Iris currently owned by Newco that have been pledged to ESAPI by Newco as security for a loan by ESAPI to Newco.

In the event the JMG share exchange with Newco shareholders fails to close, Newco will be obligated to repay the $3,000,000 loan to JMG on or before December 31, 2007, provided that if the termination of the Share Exchange Agreement occurs within 90 days of December 31, 2007 due to the failure of JMG to meet one of the conditions to the share exchange (such as obtaining shareholder approval), then the maturity date of the loan will be extended to that day which is 90 days after such termination or expiration of the Share Exchange Agreement. In the event Newco does not repay the loan in accordance with its terms, JMG would have effective majority control of Iris because of JMG’s security interest in shares of Iris representing approximately a 39% equity interest in Iris and JMG’s irrevocable proxy from ESAPI representing a 14.5% equity interest in Iris.  Under this scenario, JMG’s Board of Directors’ intent would be to sell the investment in Iris.

Item 2.01    Completion of Disposition of Assets.

On September 5, 2007, JMG Exploration, Inc. completed the sale of the following oil and gas properties:

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Oil and gas properties in Niobara County, Wyoming,

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Oil and gas properties in Candak County, North Dakota,

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Undeveloped land in Divide County, North Dakota, and

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Undeveloped land in Candak County, North Dakota.

The properties were sold to JED Oil Inc. for consideration resulted on a loss on sale of approximately $2.6 million. In conjunction with the transaction JMG settled its outstanding balance due to JED Oil of approximately $2.1 million by remitting the above properties, assigning accounts receivable and a cash payment to fund the difference.

Item 9.01    Financial Statements and Exhibits.

On September 6, 2007, JMG Exploration, Inc. issued a press release reporting it has signed a Share Exchange Agreement with the shareholders of Newco Group Limited, a limited liability company organized under the laws of the British Virgin Islands (“Newco’). JMG also reported that as part of the restructuring of JMG’s activities it completed the sale of certain oil and gas properties in conjunction with the settlement of approximately $2.1 million in debt due to JED Oil Inc. A copy of that press release is attached to this report as Exhibit 99.1.

 (c) Exhibits

Exhibit No.	Description
2.01	Share Exchange Agreement among JMG Exploration, Inc, Nils Ollquist, Alessandro Parenti, ESAPI Ltd., and Newco Group Ltd. As of September 5, 2007.
99.1	Press Release dated September 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2007	JMG Exploration, Inc.
/s/ Joseph W. Skeehan
Joseph W. Skeehan Chief Executive Officer

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